Exhibit 10.1

AMENDMENT
TO
REGIONAL JET SERVICES AGREEMENT

AMENDMENT TO REGIONAL JET SERVICES AGREEMENT (this “Amendment”) dated as of December 15, 2003 by and among MAIR Holdings, Inc., a Minnesota corporation (“MAIR”), Mesaba Aviation, Inc., a Minnesota corporation (“Mesaba”), and Northwest Airlines, Inc., a Minnesota corporation (“Northwest”).

WITNESSETH:

WHEREAS, Mesaba, MAIR and Northwest have entered into the Regional Jet Services Agreement dated as of the 25th day of October, 1996 (as amended to date, the “Agreement”);

WHEREAS, Northwest has advised Mesaba and MAIR that it is considering serving notice to terminate the Agreement pursuant to the early termination provisions contained in Section 9.04 of the Agreement;

WHEREAS, Mesaba, MAIR and Northwest previously amended the Agreement to extend the early termination notice period to December 15, 2003 and to remove five Aircraft from service (the “Removed Aircraft”);

WHEREAS, Mesaba, MAIR and Northwest desire to further extend the early termination notice period under the Agreement and to address the circumstances under which the Removed Aircraft may be returned to service;

WHEREAS, Mesaba, MAIR and Northwest desire to amend the Agreement for the reasons described above and in the manner set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAIR, Mesaba and Northwest do hereby agree as follows:

1.             Amendment of Section 9.04.  Section 9.04 of the Agreement is amended to read in its entirety as follows:

“Section 9.04           Early Termination. Notwithstanding any other provision of this Agreement, Northwest shall have the right to terminate this Agreement and the Subleases as of June 30, 2004 if Northwest shall have given a termination notice to Mesaba on or before February 29, 2004.  If Northwest terminates the Agreement pursuant to this Section 9.04, Northwest and Mesaba agree to negotiate a transition plan and responsibility for termination costs.”

2.             Return of Removed Aircraft to Service. If Northwest does not exercise its right to terminate the Agreement pursuant to Section 9.04, the Removed Aircraft shall be returned to Jet Service on a mutually agreed date but not later than May 1, 2004, provided that the return date for any or all of the Removed Aircraft may be extended upon mutual agreement of the parties as necessary to accommodate Mesaba’s capability to operate such Aircraft.  Mesaba will continue to have no obligation to pay rent on the Removed Aircraft until such Aircraft are returned to Jet Service.

3.             Miscellaneous.  All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Agreement.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be original, but all of which shall together constitute one and the same instrument.  This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Minnesota.  From and after the date hereof, all references in the Agreement to the Agreement shall be deemed to be references to the Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first set forth above.

MAIR HOLDINGS, INC.

By:	/s/ Paul F. Foley
Paul F. Foley
President and Chief Executive Officer

MESABA AVIATION, INC.

By:	/s/ John G. Spanjers
John G. Spanjers
President and Chief Operating Officer

NORTHWEST AIRLINES, INC.

By:	/s/ J. Timothy Griffin
J. Timothy Griffin
Executive Vice President,
Marketing